UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2006

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 479-9111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

          On December 20, 2006, Gary R. Shivers resigned as President and as a director of Marlin Business Services Corp. (the “Company”).  Also on December 20, 2006, George D. Pelose, the Company’s current Executive Vice President, General Counsel and Secretary, was appointed as Chief Operating Officer with responsibility for the Company’s lease financing business, and Lynne Wilson, the Company’s Chief Financial Officer, has assumed additional responsibility for the Company’s Factoring business unit.  Daniel P. Dyer, the Company’s Chief Executive Officer, will assume the title of President.

          In connection with the resignation of Mr. Shivers, the Company and Mr. Shivers have entered into a Separation Agreement, dated December 20, 2006 (the “Separation Agreement”).  Under the Separation Agreement, Mr. Shivers’ employment with the Company will terminate on January 31, 2007 (the “Separation Date”).  The Separation Agreement provides for the resolution of all matters with respect to Mr. Shivers’ employment, including all obligations to Mr. Shivers under his Employment Agreement with the Company, dated as of October 14, 2003 (the “Employment Agreement”), with respect to his outstanding restricted stock and options to purchase shares of common stock of the Company and with respect to any other amounts or benefits payable to Mr. Shivers pursuant to the Employment Agreement or otherwise.

          The Separation Agreement provides for the payment to Mr. Shivers of a lump sum of $365,500.00 on August 1, 2007, and bi-weekly payments thereafter of $28,810.59 until the 18 month anniversary of the Separation Date, in satisfaction of all obligations under the Employment Agreement, and in recognition that a material portion is in consideration of Mr. Shivers’ confidentiality, non-competition and non-solicitation obligations, and a release of claims by Mr. Shivers.  In addition, Mr. Shivers will receive (i) two payments of $5,831.68, and one payment of $1,935.46 for reimbursements of premiums for disability and life insurance, respectively, and (ii) payment of, or reimbursement for, the employer portion of monthly premiums for healthcare, dental, vision and prescription drug coverage for a period of 24 months following the Separation Date.

          The Separation Agreement further provides that upon his termination of employment, 18,365 unvested restricted shares and unvested options to purchase 35,501 shares of common stock, will become vested on the Separation Date.  Options to purchase 138,390 shares will remain exercisable by Mr. Shivers for 90 days following the Separation Date, and options to purchase 45,191 shares will remain exercisable for two years following the Separation Date.

          Mr. Shivers is subject to confidentiality provisions, an 18 month non-competition period, and a 24 month non-solicitation and no-hire period under the Separation Agreement.

          The Company estimates that the actions announced today will result in a one-time after tax charge in the fourth quarter of 2006 of approximately $880,000.

          A copy of the Separation Agreement is attached hereto as Exhibit 10.1.

          The Company has not amended or modified the current compensation arrangements with Mr. Pelose, Ms. Wilson or Mr. Dyer as a result of the management realignment announced today.

          Mr. Pelose’s current Employment Agreement, dated as of October 14, 2003 (as amended), will remain in effect upon his appointment to the position of Chief Operating Officer. Under his Employment Agreement, which runs through November 2008, Mr. Pelose is paid an annual base salary of $275,000 and has a target bonus of 70% of base salary.  Mr. Pelose’s Employment Agreement was previously filed with the Securities and Exchange Commission by the Company on October 14, 2003 as Exhibit 10.6 to its Registration Statement on Form S-1, and an amendment to Mr. Pelose’s Employment Agreement was previously filed with the Securities and Exchange Commission by the Company on May 25, 2006 as an Exhibit to Form 8-K.

          George D. Pelose has been our Executive Vice President, General Counsel and Secretary since July 1999.  Prior to that, from 1997 to 1999, Mr. Pelose was an attorney with Merrill Lynch Asset Management, providing legal and transactional advice to a portfolio management team that invested principally in bank loans and high-yield debt securities.  From 1994 to 1997, Mr. Pelose was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including financings, mergers, acquisitions, private placements and public offerings.  From 1991 to 1994, Mr. Pelose attended law school.  From 1986 to 1991, Mr. Pelose was a corporate loan officer in the commercial lending division of PNC Bank.  Mr. Pelose received both his undergraduate degree in economics and his law degree from the University of Pennsylvania, both with honors.  Mr. Pelose is licensed to practice law in New Jersey and Pennsylvania.

          A copy of the press release announcing the Company’s management realignment is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated December 20, 2006, between Marlin Business Services Corp. and Gary R. Shivers

99.1	Press Release Announcing Management Realignment, dated December 21, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 21, 2006

MARLIN BUSINESS SERVICES CORP.

By:	/s/ DANIEL P. DYER

Name:	Daniel P. Dyer
Title:	Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Separation Agreement, dated December 20, 2006, between Marlin Business Services Corp. and Gary R. Shivers

99.1	Press Release Announcing Management Realignment, dated December 21, 2006